Exhibit 10.17

***Text Omitted and Filed Separately

with the Securities and Exchange Commission

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

NON-EXCLUSIVE LICENSE AGREEMENT

THIS NON-EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is entered into as of January 15, 2008 (the “Effective Date”), by and between CELLADON CORPORATION, a California corporation (“Celladon”), having offices at 2223 Avenida de la Playa, Suite 120, La Jolla, California 92037, and ASKBIO, LLC, a limited liability company (“AskBio”) and wholly-owned subsidiary of Asklepios Biopharmaceutical, Inc. (“Asklepios”), having offices at 870 Martin Luther King, Jr. Blvd., Chapel Hill, NC 27514.

WHEREAS, AskBio is the exclusive licensee of the Patent Rights (as defined below);

WHEREAS, Celladon wishes to obtain, and AskBio is willing to grant, a non-exclusive, worldwide license under the Patent Rights to develop and commercialize Products in the Field of Use (each as defined below), on the terms and subject to the conditions set forth herein; and

WHEREAS, AskBio wishes to obtain, and Celladon is willing to grant, an option to obtain a non-exclusive, worldwide license under the Cross-License Patent Rights to develop and commercialize Cross-License Products in the Cross-License Field (each as defined below), on the terms and subject to the conditions set forth herein.

Now, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the parties hereto hereby agree as follows:

1. DEFINITIONS

1.1 “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a party hereto and shall include any company more than 50% of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by a party, and any company which owns or controls, directly or indirectly, more than 50% of the voting stock of a party, and for purposes of AskBio, shall also include NanoCor Therapeutics, Inc.

1.2 “Confidential Information” shall have the meaning provided in Section 5.1.

1.3 “Cross-License Field” shall mean the treatment of cardiac diseases, including, without limitation, the delivery of I-1c and hsp20 to treat heart failure.

1.4 “Cross-License Patent Rights” shall mean:

(a) the patents and patent applications listed on Exhibit B attached hereto;

(b) any and all divisionals, continuations and continuations-in-part of the patents and patent applications referenced in the preceding subsection (a);

(c) the foreign patent applications associated with the patent applications referenced in the preceding subsections (a) and (b);

(d) the patents issued or issuing from the patent applications referenced in the preceding subsections (a) through (c); and

(e) reissues, reexaminations, restorations (including supplemental protection certificates) and extensions of any patent or patent application referenced in the preceding subsections (a) through (d).

1.5 “Cross-License Product” shall mean a product: (a) the development, manufacture, use, import, export or sale of which would, in the absence of a license thereunder, infringe a Valid Claim of the Cross-License Patent Rights; and (b) which uses or incorporates the invention(s) claimed in the patent applications listed in Exhibit C hereto.

1.6 “Field of Use” shall mean the production and delivery of adeno-associate viral vector (AAV) Serotype 1 to deliver SERCA 2a for the treatment of heart failure and arrhythmias.

1.7 “First Commercial Sale” of a Product means the first sale for use or consumption of such Product in a country after required marketing and pricing approval has been granted by the governing health regulatory authority of such country. Sale to an Affiliate or sublicensee shall not constitute a First Commercial Sale unless the Affiliate or sublicensee is the end user of the Product.

1.8 “Net Sales” shall mean the gross amounts invoiced by Celladon, its Affiliates and its sublicensees for sales of Products to Third Parties that are not Affiliates or sublicensees of the selling party (unless such Affiliate or sublicensee is the end user of such Product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party end user in an arm’s-length transaction), less the following items, as allocable to such Product (if not previously deducted from the amount invoiced:

(a) discounts, including cash discounts, discounts to managed care or similar organizations or government organizations, administrative fees paid to pharmacy benefits managers; rebates paid or credited, including government rebates such as Medicaid chargebacks or rebates; retroactive price reductions or allowances actually allowed or granted from the billed amount; and commercially reasonable promotional allowances actually granted to customers as reflected on the same invoice for the sale of Product;

(b) credits or allowances actually granted upon claims, rejections or returns of such sales of Product, including recalls;

(c) taxes, duties or other governmental charges levied on or measured by the billing amount when included in billing, as adjusted for rebates, charge-backs and refunds;

(d) freight, postage, shipping and insurance charges to the extent included on the same invoice by Celladon or its sublicensee for delivery of Product; and

(e) actual uncollectible accounts receivable determined in accordance with US generally accepted accounting practices, consistently applied;

provided, however, that the deductions described in the preceding subsections (a), (b), (d), and (e) shall not exceed 15% of the gross amounts invoiced.

1.9 “Option” shall have the meaning provided in Section 2.3.

1.10 “Option Period” shall mean the period beginning on the Effective Date and expiring on the earlier of (a) the date that is 60 days after Celladon notifies AskBio in writing that a United States patent within the Cross-License Patent Rights has been issued by the United States Patent and Trademark Office and (b) the seventh (7th) anniversary of the Effective Date.

1.11 “Patent Rights” shall mean:

(a) the patents and patent applications listed on Exhibit A attached hereto;

(b) any and all divisionals, continuations and continuations-in-part of the patents and patent applications referenced in the preceding subsection (a);

(c) the foreign patent applications associated with the patent applications referenced in the preceding subsections (a) and (b);

(d) the patents issued or issuing from the patent applications referenced in the preceding subsections (a) through (c); and

(e) reissues, reexaminations, restorations (including supplemental protection certificates) and extensions of any patent or patent application referenced in the preceding subsections (a) through (d).

1.12 “Product” shall mean a product the development, manufacture, use, import, export or sale of which would, in the absence of a license thereunder, infringe a Valid Claim of the Patent Rights.

1.13 “Third Party” shall mean any entity other than Celladon or AskBio or an Affiliate of Celladon or AskBio.

1.14 “Valid Claim” shall mean a claim of an issued and unexpired patent included within the Patent Rights or the Cross-License Patent Rights (as applicable), which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

2. GRANT OF LICENSE; CROSS-LICENSE OPTION

2.1 License Grant. Subject to the terms and conditions of this Agreement, AskBio hereby grants to Celladon a non-exclusive, royalty-bearing, worldwide license, including the right to grant sublicenses through multiple tiers of sublicense, under the Patent Rights solely to develop, make, have made, use, offer for sale, sell, have sold, import, have imported, export and have exported Products in the Field of Use.

2.2 Sublicensing. Celladon may grant sublicenses under this Agreement only pursuant to a written sublicense agreement containing terms and conditions consistent with the terms and conditions of this Agreement. Any such sublicense agreement shall provide for termination of the sublicense upon termination of this Agreement. In the event that Celladon grants a sublicense under this Agreement, Celladon shall notify AskBio in writing so that AskBio may notify UNC.

2.3 Cross-License Option. Subject to the terms and conditions of this Agreement, Celladon hereby grants to AskBio an option (the “Option”) to obtain a non-exclusive, royalty-bearing, worldwide license, including the right to grant sublicenses through multiple tiers of sublicense, under the Cross-License Patent Rights solely to develop, make, have made, use, offer for sale, sell, have sold, import, have imported, export and have exported Cross-License Products in the Cross-License Field. AskBio may exercise the Option at any time prior to expiration of the Option Period by written notice to Celladon. If AskBio timely exercises the Option, the parties shall, within 30 days after such exercise, execute a written license agreement with respect to such license, which agreement shall obligate AskBio to make license fee and milestone payments in amounts equal to 50% of the license fee and annual maintenance fees set forth in Sections 3.1 and 3.2 and to pay royalties at a royalty rate that is 50% of the royalty rate set forth in Section 3.3 and shall otherwise be subject to the same terms and conditions as are applicable to the license granted to Celladon under this Agreement, mutatis mutandis.

2.4 No Implied Licenses. No license, option or other right under any intellectual property rights of either party is granted or shall be granted by implication. All such licenses, options or other rights are or shall be granted only as expressly provided in the terms of this Agreement.

3. PAYMENT OBLIGATIONS

3.1 License Fee. Celladon shall pay to AskBio a non-refundable license fee of US$150,000 (the “License Fee”), payable as follows:

(a) US$75,000 within 10 days after the Effective Date;

(b) US$50,000 on the date that is five (5) months after the Effective Date; and

(c) US$25,000 on the date that is 10 months after the Effective Date.

The full amount of the License Fee shall be payable regardless of whether this Agreement is terminated before the due date of any of the foregoing installments of the License Fee. If this Agreement is terminated before payment in full of the License Fee, the unpaid portion of the License Fee at the time of such termination shall become immediately due and payable upon such termination.

3.2 Maintenance Fees. Celladon shall pay to AskBio an annual maintenance fee of US$100,000 on each anniversary of the Effective Date during the term of this Agreement.

3.3 Royalties. Celladon shall pay to AskBio a running royalty of [...***...] percent ([...***...]%) of Net Sales of Products. Royalties under this Section 3.3 shall be paid, on a country-by-country and Product-by-Product basis, from First Commercial Sale of any Product in

***Confidential Treatment Requested

any country until expiration of the last-to-expire Valid Claim of the Patent Rights claiming the development, manufacture, use, import, export or sale of such Product in such country.

3.4 Reimbursement of Payments. Celladon shall reimburse AskBio the following milestones which are payable to UNC under the UNC License Agreement (as defined below) for each Licensed Product (which is defined under the UNC License Agreement as each product or component part thereof whose manufacture or sale includes the Patent Rights and any method, process or procedure whose practice includes any use of the Patent Rights):

Approval of IND	$	[...***...]
Completion of Phase II clinical trial	$	[...***...]
Approval of NDA (or equivalent)	$	[...***...]
First Commercial Sale	$	[...***...]

4. PAYMENTS; RECORDS; AUDITS

4.1 Payment; Reports. Royalty payments and reports for the sale of Products shall be calculated and reported for each calendar quarter. All royalty payments due to AskBio under this Agreement shall be paid within 60 days of the end of each calendar quarter. Each payment of royalties shall be accompanied by a report of Net Sales of Products in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, without limitation, the number of Products sold, the gross sales and Net Sales of Products, the royalties payable and the method used to calculate the royalty.

4.2 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. With respect to each quarter, for countries other than the United States, whenever conversion of royalty payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal on the last business day of such quarter. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by AskBio, unless otherwise specified in writing by AskBio.

4.3 Taxes. AskBio will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by Celladon, Celladon will (a) deduct such taxes from the payment made to AskBio, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to AskBio and certify its receipt by the taxing authority within 30 days following such payment.

4.4 Records and Audits. Celladon shall keep for a period covering at least the preceding three (3) years complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit AskBio to confirm the accuracy of the royalty payments made hereunder. AskBio shall have the right to cause an independent, certified public accountant reasonably acceptable to Celladon to audit such records for a period covering not more than the preceding three (3) years for the purpose of verifying any amounts payable under

***Confidential Treatment Requested

this Agreement. Such audits may be exercised during normal business hours upon reasonable prior written notice to Celladon. Prompt adjustments shall be made by the parties to reflect the results of such audit. AskBio shall bear the full cost of such audit, unless such audit discloses a variance of more than 5% from the amounts actually due, in which case Celladon shall bear the full cost of such audit.

5. CONFIDENTIALITY

5.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the term of this Agreement and for five (5) years thereafter, each party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any information furnished to it by the other party pursuant to this Agreement (collectively, “Confidential Information”). Each party may use Confidential Information of the other party only to the extent required to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the other party’s Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

5.2 Exceptions. Confidential Information of a party (the “disclosing party”) shall not include any information which the other party (the “receiving party”) can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party in breach of this Agreement, generally known or available; (b) is known by the receiving party at the time of receiving such information, as evidenced by its previously-existing written records; (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the receiving party without the use of Confidential Information belonging to the disclosing party.

5.3 Authorized Disclosure. The receiving party may disclose Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation or complying with applicable governmental regulations, provided that if the receiving party is required to make any such disclosure of the Confidential Information, it will to the extent practicable give reasonable advance notice to the disclosing party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will cooperate with the disclosing party’s efforts to secure confidential treatment of such information required to be disclosed at the request and expense of the disclosing party.

6. PATENT PROSECUTION

AskBio shall be solely responsible for filing, prosecution, maintenance and enforcement of the Patent Rights, at AskBio’s expense. Celladon shall be solely responsible for filing, prosecution, maintenance and enforcement of the Cross-License Patent Rights, at Celladon’s expense.

7. REPRESENTATIONS AND WARRANTIES

7.1 AskBio Representations and Warranties. AskBio hereby represents and warrants to Celladon that:

(a) AskBio has the full legal power, authority and right to grant the license under the Patent Rights that it purports to grant hereunder and to perform its obligations under this Agreement;

(b) upon execution and delivery by both parties, this Agreement will constitute a valid and binding agreement of AskBio, enforceable against AskBio in accordance with its terms;

(c) neither AskBio nor any of its Affiliates is a party to any legal action, suit or proceeding relating to the Patent Rights;

(d) the execution, delivery and performance of this Agreement do not conflict with any agreement, instrument or understanding, oral or written, to which AskBio or any of its Affiliates is a party or by which AskBio or any of its Affiliates may be bound. During the term of this Agreement, neither AskBio nor any of its Affiliates shall enter into any agreement, or take or fail to take any action, that would restrict AskBio’s legal right to grant to Celladon the rights and benefits contemplated under this Agreement;

(e) pursuant to that certain license agreement between Asklepios and The University of North Carolina at Chapel Hill (“UNC-CH”) dated as of April 22, 2003, as amended from time to time (the “UNC License Agreement”), Asklepios is the exclusive licensee of all right, title and interest in and to the Patent Rights. Asklepios, in turn, granted an exclusive license of all right, title and interest in and to the Patent Rights for use in cardiac applications to AskBio. AskBio shall promptly notify Celladon in writing of the termination of the UNC License Agreement; and

(f) pursuant to the UNC License Agreement, upon the termination of the UNC License Agreement for any reason, this Agreement shall be assumed by UNC-CH, provided that where UNC-CH would be required, as a licensor, to assume duties that are impractical or inconsistent with its research, educational and public service mission or that are impermissible for an agency of the State of North Carolina, UNC-CH will not be required to assume such duties or obligations, and UNC-CH and Celladon will negotiate in good faith to amend such terms accordingly.

7.2 Celladon Representations and Warranties. Celladon hereby represents and warrants to AskBio that:

(a) Celladon has the full legal power, authority and right to grant the Option under the Cross-License Patent Rights that it purports to grant hereunder and, upon exercise of such Option, to grant the license described in Section 2.3, and to perform its obligations under this Agreement;

(b) upon execution and delivery by both parties, this Agreement will constitute a valid and binding agreement of Celladon, enforceable against Celladon in accordance with its terms;

(c) neither Celladon nor any of its Affiliates is a party to any legal action, suit or proceeding relating to the Cross-License Patent Rights; and

(d) the execution, delivery and performance of this Agreement do not conflict with any agreement, instrument or understanding, oral or written, to which Celladon or any of its Affiliates is a party or by which Celladon or any of its Affiliates may be bound. During the term of this Agreement, neither Celladon nor any of its Affiliates shall enter into any agreement, or take or fail to take any action, that would restrict Celladon’s legal right to grant to AskBio the rights and benefits contemplated under this Agreement.

7.3 Disclaimer. THE INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

7.4 Limitation of Liability. EXCEPT FOR AMOUNTS PAYABLE UNDER ARTICLE 3 AND LIABILITY FOR BREACH OF ARTICLE 5, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, EACH PARTY’S PERFORMANCE OR LACK OF PERFORMANCE HEREUNDER OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 7.4 shall not be construed to limit either party’s indemnification obligations under Article 9.

8. TERM; TERMINATION

8.1 Term. The term of this Agreement shall commence as of the Effective Date and shall continue until expiration of all royalty payment obligations under Section 3.3. Following the expiration of this Agreement, Celladon shall have a license on the same terms as set forth in Section 2.1, except that the license shall be fully-paid, royalty-free, irrevocable and perpetual.

8.2 Termination for Breach. A party may terminate this Agreement prior to its expiration upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within 30 days after written notice thereof by the non-breaching party.

8.3 Termination by Celladon. Celladon may terminate this Agreement prior to its expiration at any time, for any reason or for no reason, upon 180 days’ written notice to AskBio.

8.4 Effect of Termination.

(a) Upon termination of this Agreement (i) the license granted under Section 2.1 shall terminate and be of no further force or effect, and (ii) any sublicense granted hereunder by Celladon shall terminate and be of no further force or effect; provided, however, that AskBio shall have the right, but not the obligation, to assume any such sublicense agreement.

(b) Within 30 days following the termination of this Agreement, each party shall return to the other party, or destroy, upon the written request of the other party, any and all Confidential Information of the other party in its possession.

(c) Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Section 2.3 of this Agreement shall survive termination of this Agreement by AskBio pursuant to Section 8.2 for Celladon’s uncured material breach and termination of this Agreement by Celladon pursuant to Section 8.3, but shall not survive termination of this Agreement by Celladon pursuant to Section 8.2 for AskBio’s uncured material breach or expiration of this Agreement. The provisions of Sections 4.4, 7.3, 7.4 and 8.4 and Articles 1, 5, 6, 9, 10 and 11 shall survive any termination or expiration of this Agreement.

9. INDEMNIFICATION

9.1 Indemnification by Celladon. Celladon hereby agrees to save, defend, indemnify and hold harmless AskBio, its Affiliates and their respective officers, directors, employees, consultants and agents (the “AskBio Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which AskBio may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of (a) the gross negligence or willful misconduct of Celladon, (b) the breach by Celladon of any warranty, representation, covenant or agreement made by Celladon in this Agreement, or (c) the development, manufacture, use, handling, storage, sale or other disposition of any Product by Celladon, its Affiliates or sublicensees; in each case except to the extent such Losses result from the gross negligence or willful misconduct of any AskBio Indemnitee or the breach by AskBio of any warranty, representation, covenant or agreement made by AskBio in this Agreement.

9.2 Control of Defense. In the event AskBio seeks indemnification under Section 9.1, it shall inform Celladon of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit Celladon to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of Celladon) in the defense of the claim.

10. DISPUTE RESOLUTION

10.1 Dispute Resolution. Any dispute arising under or relating to the parties rights and obligations under this Agreement will be referred to the Chief Executive Officers of Celladon and AskBio for resolution. In the event such officers are unable to resolve such dispute within 30 days or such dispute being referred to them, then, upon the written request of either party to the other party, the dispute shall be subject to arbitration, as provided in Section 10.2.

10.2 Arbitration.

(a) Claims. Subject to Section 10.3 below, any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement that is not resolved under Section 10.1 within the applicable 30-day time period, including, without limitation, any action or claim based on tort, contract, or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (“Claim”), shall be resolved by final and binding arbitration before a panel of three experts with relevant industry experience (the “Arbitrators”). One Arbitrator shall be chosen by Celladon and one Arbitrator shall be chosen by AskBio within 15 days from the notice of initiation of arbitration. The third Arbitrator shall be chosen by mutual agreement of the Arbitrator chosen by Celladon and the Arbitrator chosen by AskBio within 15 days of the date that the last of such Arbitrators were appointed. The arbitration shall be administered by the American Arbitration Association (the “Administrator”) in accordance with its then existing arbitration rules or procedures regarding commercial or business disputes. The arbitration shall be held in Raleigh, North Carolina.

(b) Arbitrators’ Award. The Arbitrators shall, within 15 days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. The Arbitrators shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (ii) to award punitive damages, or (iii) to reform or modify this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed.

(c) Costs. Each party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, the Arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the Arbitrators.

(d) Compliance with this Agreement. Unless the parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding.

10.3 Court Actions. Nothing contained in this Agreement shall deny any party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding. In addition, either party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of patents or other proprietary or intellectual property rights, and no such dispute shall be subject to arbitration pursuant to Section 10.2.

10.4 Consequence of Patent Challenge. If Celladon challenges the validity or enforceability of any of the Patent Rights by any opposition, reexamination request, action for declaratory judgment, nullity action, interference or other attack upon the validity, title or enforceability thereof in any proceeding before any governmental agency, court or other similar adjudicative forum (any such proceeding a “Patent Challenge”), such Patent Challenge shall be deemed to be a material breach of this Agreement and AskBio may terminate this Agreement as provided in Section 8.2, without limiting any right AskBio may have in law or in equity.

11. GENERAL PROVISIONS

11.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina, excluding its conflicts of laws principles.

11.2 Entire Agreement; Modification. This Agreement (including the Exhibits hereto) is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may not be modified or supplemented by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

11.3 Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

11.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

11.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void. In the event that this Agreement is assigned to a third party, Celladon shall notify AskBio so that AskBio may notify UNC.

11.6 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

11.7 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

11.8 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, three business days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to Celladon, notices must be addressed to:

Celladon Corporation

2223 Avenida de la Playa

Suite 120

La Jolla, CA 92037

Attention: Chief Executive Officer

Facsimile: (858) 964-0974

If to AskBio, notices must be addressed to:

AskBio, LLC

870 Martin Luther King, Jr. Blvd.

Chapel Hill, NC 27514

Attention: Managing Member

Facsimile: (919) 933-4755

11.9 Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control, including but not limited to, Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within 10 days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute.

11.10 Interpretation. The headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

11.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CELLADON CORPORATION		ASKBIO, LLC

By:	/s/ Krisztina Zsebo	By:	/s/ Sheila Mikhail
Name:	Krisztina Zsebo	Name:	Sheila Mikhail
Title:	CEO	Title:	Managing Member

EXHIBIT A

PATENT RIGHTS

[...***...]

***Confidential Treatment Requested

EXHIBIT B

CROSS-LICENSE PATENT RIGHTS

[...***...]

***Confidential Treatment Requested

EXHIBIT C

CERTAIN ASKBIO PATENT RIGHTS

[...***...]

***Confidential Treatment Requested